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EXHIBIT 99.B10


INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 3 to Registration Statement No. 333-59868 of MetLife Investors Variable Annuity Account Five of MetLife Investors Insurance Company of California (the Company) on Form N-4 of our report dated March 7, 2003, relating to the financial statements of the Company, and our report dated April 4, 2003, relating to the financial statements of the sub-accounts of MetLife Investors Variable Annuity Account Five, appearing in the Statement of Additional Information, which is part of such Registration Statement.

We also consent to the reference to us under the heading "Experts" in the Statement of Additional Information, which is part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri
April 25, 2003